Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Nine Months Ended September 30,
2012
Repurchased 2.4 Million Shares in Third Quarter

HOUSTON, Texas – October 25, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2012. The Company reported net income of $50.8 million, or $0.33 per share, for the third quarter of 2012, compared to net income of $81.9 million, or $0.53 per share, for the quarter ended September 30, 2011. Revenues for the third quarter of 2012 were $644 million, compared to $674 million for the third quarter of 2011.

The Company reported net income of $241 million, or $1.56 per share, for the nine months ended September 30, 2012, compared to net income of $235 million, or $1.50 per share, for the nine months ended September 30, 2011. Revenues for the nine months ended September 30, 2012 were $2.1 billion, compared to $1.8 billion for the same nine month period in 2011.

The financial results for the three months ended September 30, 2012 include certain items that reduced net income per share by $0.06. These items include pretax impairment charges of $12.5 million ($7.8 million after-tax) from the retirement of 36 drilling rigs and approximately 37,000 horsepower of pressure pumping equipment, as well as pretax interest expense charges of $978,000 ($605,000 after-tax) from the refinancing of our revolving credit facility. Components from the retired drilling rigs are now available as spare parts to support other rigs in the fleet. The financial results for the nine month period ended September 30, 2012 reflect a net gain of $0.06 per share from asset sales of $27.2 million ($17.2 million after-tax) related to the sale of the Company’s flowback operations and the auction sale of certain excess drilling assets in the second quarter, partially offset by the third quarter charges described above.

During the quarter, the Company repurchased approximately 2.4 million shares for approximately $39 million, and has approximately $111 million remaining under its share repurchase authorization. During the nine months ended September 30, 2012, the Company repurchased a total of 7.1 million shares, or approximately 5% of the outstanding shares, for $109 million.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our drilling activity during the third quarter was impacted by the overall softness in U.S. rig demand, and by the slower than expected seasonal recovery in Canada. Our average number of rigs operating during the third quarter was 216, including 211 in the United States and 5 rigs in Canada. This compares to an average of 224 rigs operating in the second quarter of 2012, including 224 in the United States and less than 1 rig in Canada.”

Mr. Hendricks added, “Average revenue per operating day for the third quarter of 2012 decreased by $120 to $22,450, from $22,570 for the second quarter of 2012. Average direct operating cost per operating day for the third quarter of 2012 was $13,340 compared to $13,370 for the second quarter of 2012. As a result, average margin per operating day for the third quarter of 2012 was $9,110 compared to $9,200 for the second quarter.

“Our average rig count in the third quarter included approximately 10 rigs that were earning standby rates under term contracts. In the third quarter, the Company received no lump-sum early termination payments.

“As of September 30, 2012, we had term contracts providing for approximately $1.3 billion of dayrate drilling revenue. Based on contracts currently in place with an initial duration of at least six months, we expect to have an average of 132 rigs operating under term contracts during the fourth quarter of 2012 and an average of approximately 79 rigs for 2013.

“We completed 7 new APEX™ rigs during the third quarter, bringing our year-to-date total to 16 new APEX™ rigs. We expect to complete 7 additional rigs in the fourth quarter, bringing the total for 2012 to 23 new APEX™ rigs, with 21 of these rigs already having contracts in place. We have now deferred one additional rig into 2013 leaving us with at least 7 new APEX™ rigs to be completed in 2013.

“The pressure pumping market continues to be oversupplied, and some customers reduced activity as they slowed spending. During the third quarter of 2012, our pressure pumping revenues decreased 12% sequentially to $182 million. The pressure pumping segment generated third quarter EBITDA of $48.6 million and $183 million through the first three quarters of 2012.

“Taking into account the total pressure pumping horsepower that was retired in the third quarter and total horsepower that was ordered in mid-2011 and will have been received by year-end, our total fleet will be approximately 750,000 horsepower at the end of 2012,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Our performance in a challenging market environment underscores the tremendous transformation of our Company. We achieved greater than 95% utilization of our APEX™ rig fleet during the third quarter, and our drilling segment contributed $179 million of EBITDA out of $232 million of total EBITDA.

“We remain confident in the demand for our advanced technology rigs and the returns to be achieved from building these rigs. Going forward, we will continue to balance further APEX™ newbuilds with share repurchases, dividends and acquisitions in order to seek the best long-term returns for our shareholders. We expect that our strong financial position and balance sheet will continue to afford us the opportunity to both add new equipment and to return capital to our shareholders.

“Since the beginning of 2006, we have built 107 new APEX™ rigs and added 700,000 pressure pumping horsepower to our fleet, all while returning more than $1 billion of capital to shareholders through dividends and repurchases. Moreover, in 2012, we have repurchased approximately $109 million of the Company’s stock, and we have approximately $111 million remaining under our share repurchase authorization,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on December 28, 2012 to holders of record as of December 14, 2012.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2012 is scheduled for October 25, 2012 at 9:00 a.m. Central Time. The dial-in information for participants is 800-510-9661 (Domestic) and 617-614-3452 (International). The Passcode for both numbers is 20192581. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through November 8, 2012 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through October 29, 2012. The Passcode for both telephone numbers is 43036538.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has more than 300 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Kansas, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio, Michigan, Alaska and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES	$643,631	$673,828	$2,070,664	$1,841,296
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	397,385	416,301	1,262,975	1,105,295
Depreciation, depletion, amortization and impairment	142,393	110,713	393,823	309,677
Selling, general and administrative	17,222	15,957	47,809	48,681
Net gain on asset disposals	(1,963)	(1,437)	(32,695)	(4,058)
Provision for bad debts	—	—	1,600	—

Total costs and expenses	555,037	541,534	1,673,512	1,459,595

OPERATING INCOME	88,594	132,294	397,152	381,701

OTHER INCOME (EXPENSE)
Interest income	149	47	382	135
Interest expense	(7,207)	(3,835)	(16,840)	(11,238)
Other	624	375	535	572

Total other expense	(6,434)	(3,413)	(15,923)	(10,531)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	82,160	128,881	381,229	371,170
INCOME TAX EXPENSE	31,354	46,953	140,611	135,985

INCOME FROM CONTINUING OPERATIONS	50,806	81,928	240,618	235,185
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	—	—	(367)

NET INCOME	$50,806	$81,928	$240,618	$234,818

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.34	$0.53	$1.56	$1.52
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.34	$0.53	$1.56	$1.52
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.33	$0.53	$1.56	$1.50
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.33	$0.53	$1.56	$1.50
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	149,846	152,617	152,570	153,661

Diluted	150,522	154,120	153,066	155,369

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.15	$0.15

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Contract Drilling:
Revenues	$446,735	$436,827	$1,396,466	$1,200,664
Direct operating costs (excluding depreciation)	$265,542	$264,418	$820,911	$701,871
Selling, general and administrative	$2,206	$2,240	$4,828	$4,833
Depreciation and impairment	$101,020	$84,461	$290,453	$242,598
Operating income	$77,967	$85,708	$280,274	$251,362
Operating days – United States	19,395	19,217	60,173	54,618
Operating days – Canada	506	1,153	1,730	2,804
Total operating days	19,901	20,370	61,903	57,422
Average revenue per operating day – United States	$22.16	$21.19	$22.29	$20.63
Average direct operating costs per operating day – United States	$13.12	$12.74	$13.01	$11.94
Average rigs operating – United States	211	209	220	200
Average revenue per operating day – Canada	$33.32	$25.69	$32.08	$26.42
Average direct operating costs per operating day – Canada	$22.03	$17.05	$22.17	$17.78
Average rigs operating – Canada	5	12	6	10
Average revenue per operating day – Total	$22.45	$21.44	$22.56	$20.91
Average direct operating costs per operating day – Total	$13.34	$12.98	$13.26	$12.22
Average rigs operating – Total	216	221	226	210
Capital expenditures	$183,060	$224,288	$565,352	$556,263
Pressure Pumping:
Revenues	$181,963	$225,164	$629,858	$604,954
Direct operating costs (excluding depreciation and amortization)	$129,139	$149,577	$434,047	$397,018
Selling, general and administrative	$4,191	$4,455	$12,810	$13,250
Depreciation and amortization	$33,624	$20,706	$84,359	$52,542
Operating income	$15,009	$50,426	$98,642	$142,144
Fracturing jobs	296	416	952	1,150
Other jobs	1,377	1,990	4,461	5,071
Total jobs	1,673	2,406	5,413	6,221
Average revenue per fracturing job	$525.13	$453.78	$566.04	$445.29
Average revenue per other job	$19.26	$18.29	$20.40	$18.31
Total average revenue per job	$108.76	$93.58	$116.36	$97.24
Total average costs per job	$77.19	$62.17	$80.19	$63.82
Capital expenditures	$40,433	$52,826	$152,532	$135,442
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$13,557	$10,081	$40,879	$31,168
Revenues – Natural gas and liquids	$1,376	$1,756	$3,461	$4,510
Revenues – Total	$14,933	$11,837	$44,340	$35,678
Direct operating costs (excluding depletion and impairment)	$2,704	$2,306	$8,017	$6,406
Depletion	$5,564	$3,359	$14,532	$9,727
Impairment of oil and natural gas properties	$1,230	$1,418	$1,614	$2,844
Operating income	$5,435	$4,754	$20,177	$16,701
Capital expenditures	$7,320	$5,467	$22,624	$15,213
Corporate and Other:
Selling, general and administrative	$10,825	$9,262	$30,171	$30,598
Depreciation	$955	$769	$2,865	$1,966
Net gain on asset disposals	$(1,963)	$(1,437)	$(32,695)	$(4,058)
Provision for bad debts	$—	$—	$1,600	$—
Capital expenditures	$1,470	$1,237	$3,840	$4,518
Total capital expenditures	$232,283	$283,818	$744,348	$711,436
			September 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2012	2011

Cash and cash equivalents			$83,473	$23,946
Current assets			$695,235	$764,950
Current liabilities			$372,195	$418,712
Working capital			$323,040	$346,238
Current portion of long-term debt			$—	$10,000
Borrowings outstanding under revolving credit facility			$—	$110,000
Other long-term debt			$600,000	$382,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$50,806	$81,928	$240,618	$234,818
Income tax expense	31,354	46,953	140,611	135,985
Net interest expense	7,058	3,788	16,458	11,103
Depreciation, depletion, amortization and impairment	142,393	110,713	393,823	309,677
Results of discontinued operations:
Income tax benefit	—	—	—	(209)

EBITDA	$231,611	$243,382	$791,510	$691,374

Total revenue	$643,631	$673,828	$2,070,664	$1,841,296
EBITDA margin	36.0%	36.1%	38.2%	37.5%
EBITDA by operating segment:
Contract drilling	$178,987	$170,169	$570,727	$493,960
Pressure pumping	48,633	71,132	183,001	194,686
Oil and natural gas	12,229	9,531	36,323	29,272
Corporate and other	(8,238)	(7,450)	1,459	(26,544)

Consolidated EBITDA	$231,611	$243,382	$791,510	$691,374

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.